Footnotes:

1.	Each restricted stock unit (“RSU”) represents a contingent right to receive one share of Class A common stock of Arlington Asset Investment Corp. (the “Company”).

2.	Represents annual grant of RSUs pursuant to the Company’s 2011 Long-Term Incentive Plan (the “2011 Plan”) in connection with the reporting person’s service as a non-employee director of the Company. The RSUs vest immediately on the award grant date. Vested RSUs are converted into shares of Class A common stock on a one-for-one basis, with any fractional shares being settled in cash, upon the later of the reporting person’s separation from service on the board of directors or the first anniversary of the grant date (the “Settlement Date”). If a change in control occurs before the Settlement Date, the settlement will occur on the control change date.

RSUs previously granted to the reporting person pursuant to the Amended and Restated Friedman, Billings, Ramsey Group, Inc. Non-Employee Director Stock Compensation Plan (the “NED Plan”) and the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) vested on the first anniversary of the award grant date. Under the NED Plan and the 2004 Plan, vested RSUs are converted into shares of Class A common stock on a one-for-one basis upon the reporting person’s separation from service on the board of directors.

The reporting person does not have voting rights with respect to, but receives dividend equivalent payments on, outstanding RSUs.

3.	Represents: (i) 178 RSUs granted on July 2, 2003 pursuant to the NED Plan, which vested on July 2, 2004; (ii) 4 RSUs granted on October 1, 2003 pursuant to the NED Plan, which vested on October 1, 2004; (iii) 3 RSUs granted on January 2, 2004 pursuant to the NED Plan, which vested on January 2, 2005; (iv) 3 RSUs granted on April 13, 2004 pursuant to the NED Plan, which vested on April 13, 2005; (v) 154 RSUs granted on May 20, 2004 pursuant to the 2004 Plan, which vested on May 20, 2005; (vi) 92 RSUs granted on August 3, 2004 pursuant to the 2004 Plan, which vested on August 3, 2005; (vii) 310 RSUs granted on June 10, 2005 pursuant to the 2004 Plan, which vested on June 10, 2006; (viii) 413 RSUs granted on June 9, 2006 pursuant to the 2004 Plan, which vested on June 9, 2007; (ix) 663 RSUs granted on June 8, 2007 pursuant to the 2004 Plan, which vested on June 8, 2008; (x) 2,214 RSUs granted on June 5, 2008 pursuant to the 2004 Plan, which vested on June 5, 2009; (xi) 11,184 RSUs granted on June 1, 2009 pursuant to the 2004 Plan, which vested on June 1, 2010; (xii) 4,278 RSUs granted on June 2, 2010 pursuant to the 2004 Plan, which vested on June 2, 2011; (xiii) 2,908 RSUs granted on June 2, 2011 pursuant to the 2011 Plan, which vested on June 2, 2011; and (xiv) 3,759 RSUs granted on June 6, 2012 pursuant to the 2011 Plan, which vested on June 6, 2012. The number of RSUs granted on July 2, 2003, October 1, 2003, January 2, 2004, April 13, 2004, May 20, 2004, August 3, 2004, June 10, 2005, June 9, 2006, June 8, 2007, June 5, 2008 and June 1, 2009 have been adjusted to reflect the 1-for-20 reverse stock split that was effected on October 6, 2009.